DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


CONSOLIDATED BALANCE SHEETS(UNAUDITED)
JUNE 30, 1996 AND DECEMBER 31, 1995

                                          June 30,      December 31,
                                            1996             1995
ASSETS

CASH AND CASH EQUIVALENTS                $  575,292       $  617,951
PROPERTY                                  7,724,615        8,018,490
OTHER ASSETS                                 94,982           41,457

TOTAL                                    $8,394,889       $8,677,898

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  726,507       $  727,597

MINORITY INTEREST IN
  REAL ESTATE JOINT VENTURE                 400,273          419,861


PARTNERS' EQUITY:
     General Partners                       (64,760)         (62,137)
     Limited Partners                     7,332,869        7,592,577

  Total partners' equity                  7,268,109        7,530,440

TOTAL                                    $8,394,889       $8,677,898


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995

                                          June 30,        June 30,
                                           1996             1995


REVENUES:

Rental Income                            $  603,920       $  610,700
Interest                                      4,727            2,864
     Total revenues                         608,647          613,564

EXPENSES:

Operating Expenses                          357,147           353,214
General and administrative                   46,232            44,998
     Total expenses                         403,379           398,212

INCOME BEFORE MINORITY INTEREST
   IN INCOME OF REAL ESTATE
   JOINT VENTURE                            205,268           215,352

MINORITY INTEREST IN INCOME
   OF REAL ESTATE JOINT VENTURE              20,615            28,385

NET INCOME                               $  184,653        $  186,967


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  182,806        $  185,097
    General partners                          1,847             1,870

TOTAL                                    $  184,653        $  186,967

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     5.96        $     6.03


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693            30,693

See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                           June 30,          June 30,
                                             1996              1995


REVENUES:

Rental Income                             $1,208,788        $1,194,605
Interest                                       8,394             5,178

Total revenues                             1,217,182         1,199,783

EXPENSES:

Operating Expenses                           695,631           692,788
General and administrative                   120,861           109,406

Total expenses                               816,492           802,194

INCOME BEFORE MINORITY INTEREST IN
INCOME OF REAL ESTATE JOINT VENTURE          400,690           397,589

MINORITY INTEREST IN INCOME OF
REAL ESTATE JOINT VENTURE                     42,961            54,475

NET INCOME                                   357,729           343,114

AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                             354,152           339,683
General Partners                               3,577             3,431

TOTAL                                        357,729           343,114

NET INCOME PER LIMITED PARTNERSHIP UNIT        11.54             11.07

LIMITED PARTNERSHIP UNITS USED
IN PER UNIT CALCULATION                       30,693            30,693

See accompanying notes to consolidated financial statements(unaudited).


CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1994         ($  58,938)     $7,909,264   $7,850,326

NET INCOME                               3,431         339,683      343,114
DISTRIBUTIONS                           (5,426)       (537,128)    (542,554)

EQUITY AT JUNE 30, 1995               ($60,933)     $7,711,819   $7,650,886

EQUITY AT DECEMBER 31, 1995           ($62,137)     $7,592,577   $7,530,440

NET INCOME                               3,577         354,152      357,729
DISTRIBUTIONS                           (6,200)       (613,860)    (620,060)

EQUITY AT JUNE 30, 1996               ($64,760)     $7,332,869   $7,268,109


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                       June 30,           June 30,
                                         1996               1995

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 357,729          $ 343,114

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        293,876            293,876
     Distributions paid to
      	minority interest
       in real estate joint
      	venture in excess of
      	earnings                          (19,589)           (26,225)

     Changes in assets and
      	liabilities:

     Increase in other assets            (53,525)           (26,353)
     Increase in liabilities              (1,090)            16,819
Net cash provided by
  operating activities                   577,401            601,231

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                           0            (22,127)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (620,060)          (542,554)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      (42,659)            36,550

CASH AND CASH EQUIVALENTS:

     At beginning of period              617,951            421,316
     At end of period                  $ 575,292          $ 457,866


See accompanying notes to consolidated financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 30,693 limited partnership units.

The accompanying consolidated financial information as of June 30, 1996 and for the periods ended June 30, 1996, and 1995 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of June 30, 1996, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and equipment                10,969,669
        Total                                  13,699,459
        Less: Accumulated Depreciation        ( 5,974,844)
        Property - Net                       $  7,724,615

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.